Exhibit 2.2



                 First Amendment of Purchase and Sale Agreement


     This First Amendment to Purchase and Sale Agreement is made as of the 2nd day of October, 1996 by and between DANIEL W. CUMMINGS, STUART L. SCOTT, ROBERT
C. SPOERRI and LYNN C. THURBER, not personally, but as Trustees under that certain Declaration of Trust, dated October 1, 1983, creating LASALLE FUND II, a group trust, acting through its agent and manager, LaSalle Advisors Limited (hereinafter called "Seller"), and BEACON PROPERTIES, L.P., a Delaware limited partnership ("Purchaser").

                                   WITNESSETH:

     Whereas, Seller and Purchaser have previously entered into a certain Purchase and Sale Agreement dated as of September 20, 1996 (the "Agreement") relating to the sale of two office buildings in Rosslyn, Virginia, one located at 1616 North Fort Myer Drive and the other at 1300 North Seventeenth Street;

     Whereas, Seller and Purchaser desire to modify the Agreement as set forth below.

     Now therefore, in consideration of the premises and the respective undertakings of the parties hereinafter set forth, it is hereby agreed:

     1. The  "Purchase  Price" set forth in Section  2.B.  of the  Agreement  is
hereby   changed   to   be   Ninety-Nine    Million   Fifty   Thousand   Dollars
($99,050,000.00).

     2. Seller and Purchaser acknowledge that Seller has notified Purchaser of the substantial completion of the HVAC upgrade project and installation of the new roof on the 1616 Building, described as the "Pre-Closing Work" in Section 5(d) in the Agreement. Purchaser further acknowledges that, with the exception of the "punchlist" items listed on Schedule I annexed to this First Amendment, the HVAC Pre-Closing Work is complete to Purchaser's satisfaction. Seller and Purchaser agree that the "punchlist" annexed to this First Amendment as Schedule I shall serve as the "punchlist" referred to in said Section 5(d).

     3. Seller and Purchaser agree that (i) the "Due Diligence Deadline" set forth in Section 6(4) shall be amended to be 11:59 p.m. E.S.T. on October 2, 1996 (the "New Due Diligence Deadline") and (ii) the ten-day period for review of title and survey set forth in Section 6(1) shall end at the New Due Diligence Deadline.

     4. In all respects other than as set forth above, the Agreement is hereby confirmed.

     In Witness Whereof, the parties have executed this Amendment as of the day and year first written above.


                               "Seller"

                                DANIEL W. CUMMINGS, STUART L. SCOTT,
                                ROBERT C. SPOERRI, and LYNN C. THURBER,
                                not personally but as Trustees under that certain Declaration of Trust, dated
                                October 1, 1983, creating LASALLE FUND II, a Group Trust, acting through its agent and manager:

                                LASALLE ADVISORS LIMITED


                                By:
                                   ----------------------------------------
                                Title:
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                                "Purchaser"

                                 Beacon Properties, L.P.

                                 By:  Beacon Properties Corporation

                                By:
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                                Its:
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